SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSPION OF DUTY TO FILE REPORTS UNDER
        SECTIONS 12 AND 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                                               COMMISSION FILE NUMBER: 000-51202


                               CORDIA CORPORATION
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             13275 W. COLONIAL DRIVE, WINTER GARDEN, FLORIDA 34787
     ----------------------------------------------------------------------
                    (Address of principal executive office)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 866999-9999

                         COMMON STOCK, PAR VALUE $.001
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
     ----------------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)         [    X     ]
      Rule 12g-4(a)(2)         [          ]
      Rule 12h-3(b)(1)(i)      [          ]
      Rule 12h-3(b)(1)(ii)     [          ]
      Rule 15d-6               [          ]

Approximate number of holders of record as of the certification or notice date:
150

Pursuant to the requirements of the Securities Exchange Act of 1934 Cordia Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


April 8, 2010                                    /s/ Kevin Griffo
                                                 Kevin Griffo, CEO